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                                                                 EXHIBIT 12


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                (Unaudited)


                                                 Three Months Ended
                                                   March 31, 1996
                                                 ------------------
Earnings:
  Income before income taxes                            $ 9,688
  Adjustments:
    Net interest expense (1)                              9,957
    Amortization of capitalized interest                    597
    Portion of rental expense representative
     of interest                                            478
    Minority interest of majority-owned
     subsidiaries that have fixed charges                 1,117
    Undistributed income of less than 50%
     owned entities                                        (140)
                                                       --------
                                                       $ 21,697
                                                       ========
Fixed Charges:
  Net interest expense (1)                             $  9,957
  Capitalized interest                                    2,125
  Portion of rental expense representative
   of interest                                              478
                                                       --------
                                                       $ 12,560
                                                       ========

Ratio of earnings to fixed charges                         1.73
                                                       ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.